EXHIBIT 99.1

CUSIP# 678046 10 3
NYSE AmexL BQI

NEWS RELEASE

DATE:  January 19, 2010

Oilsands Quest announces sale of Pasquia Hills oil shale assets, resignation of CEO and senior management changes

Calgary, Alberta -- (January 19, 2010) – Oilsands Quest Inc. (NYSE AMEX:BQI) (“OQI”) has reached an agreement to sell its oil shale assets located near Pasquia Hills in Saskatchewan to Canshale Corp. (“Canshale”). As previously announced, OQI has been examining alternative structures to develop its oil shale assets and provide a separate vehicle for funding and operating these assets, having determined that the best use of OQI’s financial and management resources continues to be in developing its significant portfolio of oil sands projects and exploration lands.

OQI will sell the oil shale properties to Canshale for consideration of CDN $1 million in cash and 8,000,000 shares of Canshale. The transaction is conditional on Canshale raising a minimum of CDN $12.5 million. Following the initial Canshale financing, OQI will retain an ownership interest of between 10 and 16 per cent in Canshale.

Canshale is a private company formed by Christopher H. Hopkins. Mr. Hopkins is the Chairman, President and Chief Executive Officer at Canshale and, effective January 15, 2010, resigned as President and Chief Executive Officer at OQI.  Mr. Hopkins remains on the board of directors of OQI and is the chair of the Environment, Health and Safety Committee.  He is also a member of the Governance Committee of the board.

Mr. Hopkins has founded and built a number of early stage exploration companies, including OQI, and will bring this leadership to Canshale and the development of its oil shale assets.

T. Murray Wilson, Executive Chairman of OQI, will assume the additional roles of President and Chief Executive Officer. OQI has retained a leading international search firm to recruit senior technical and operational executives. OQI has also retained the consulting services of
Dr. Arthur Hale, an unconventional reservoir expert. Dr. Hale has been with the Royal Dutch Shell Group of companies since 1986 and is currently Senior Adviser to the engineering and research groups. At OQI,  Dr. Hale will be assisting in the advancement of our reservoir test program and the preparation of the  pilot project application.

W. Scott Thompson and Thomas Milne resigned from the board of directors of OQI on January 15, 2010 and will join the board of directors of Canshale. The board of directors of OQI appreciates the efforts and leadership they have provided in realizing the exceptional progress of OQI since 2006.

Dr. Erdal Yildirim, who has spent the past 18 months leading the exploration and extraction activity at Pasquia hills, will be retiring from OQI on February 1, 2010.

“At this important stage in our history, these changes allow us to focus our resources on the continuing development of our extensive oil sands properties while providing shareholders with an ongoing interest in the potential upside resulting from Chris’ expertise related to building early stage companies such as Canshale,” said T. Murray Wilson, Executive Chairman of OQI. "

"I am very proud of what we have built at Oilsands Quest in the past 6 years and look forward to continuing to play an active role on the board of directors,” said Christopher H. Hopkins. I'm also very excited about the opportunity to advance the Saskatchewan oil shale industry. Pasquia Hills shows great potential and I'm confident that we can develop this resource."

Genuity Capital Markets Ltd. is acting as financial advisor to Canshale and TD Securities Inc. is acting as financial advisor to OQI on the transaction.

About Oilsands Quest
Oilsands Quest Inc. (www.oilsandsquest.com) is exploring one of Canada's largest holdings of contiguous oil sands permits and licenses, located in Saskatchewan and Alberta, and is developing Saskatchewan's first global-scale oil sands discovery. It is leading the establishment of the province of Saskatchewan's emerging oil sands industry.

Cautionary Statement about Forward-Looking Statements
This news release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the U.S. federal securities laws.   All statements, other than statements of historical facts, included in this news release that address activities, events or developments that our management expects, believes or anticipates will or may occur in the future are forward-looking statements.  The Company undertakes no obligation to update forward-looking statements if circumstances or management’s estimates or opinions should change, except as required by law.  The reader is cautioned not to place undue reliance on forward-looking statements.

For more information:
T. Murray Wilson or Christopher H. Hopkins
(403) 263-1623
Email: ir@oilsandsquest.com
Investor Line: 1-877-718-8941